                                                                 Exhibit 10.9(b)

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

               This Amended and Restated Employment Agreement (the "Agreement") is entered into by and between KAYNAR TECHNOLOGIES INC., a Delaware corporation, (the "Company") ____________ and ("Employee"), as of the 9th day of December, 1998.

               WHEREAS, the Company and Employee entered into an Employment Agreement dated as of May 6, 1997 under which the Employee has been employed as
______________________________________________________________________________
__________ (the "Original Agreement"); and

               WHEREAS, the Company and Employee now believe that it is in their mutual best interests to amend and restate the Original Agreement;

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend the Original Agreement, pursuant to Section XV thereof and to restate the Original Agreement, as amended, in its entirety, as follows:

I.      EMPLOYMENT.

               The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

II.     TERMS.

               This Agreement shall be effective from the date hereof to December 31, 1998; provided, however, that on June 30, 1997, eighteen months before expiration and every six months thereafter ("Renewal Date"), this Agreement shall be extended for two additional years unless, at least 30 days prior to the Renewal Date (which shall be either June 30 or December 31), the Company shall have delivered to Employee or Employee shall have delivered to the Company written notice that the Agreement shall not be so extended.

III.    DUTIES.

               A. Employee shall serve during the course of his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and shall have such other duties and responsibilities as the Board of Directors of the Company shall determine from time to time.

               B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company, provided such service does not materially interfere with Employee's duties hereunder.

IV.     COMPENSATION.

               A. The Company will pay to Employee a base salary at the rate of __________ per year. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company will review Employee's salary at least annually. The Company may in its discretion increase Employee's salary but it may not reduce it during the term of this Agreement.

               B. ANNUAL BONUS, INCENTIVE, SAVINGS AND RETIREMENT PLANS. Employee shall be entitled to participate in all annual bonus, incentive, stock incentive, savings and retirement plans, defined contribution plans, practices, policies and programs applicable generally to other executives of the Company.

               C. WELFARE BENEFIT PLANS. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent such plan, practices, and programs are applicable generally to executives of the Company, such as Employee.

               D. EXPENSES. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other executives of the Company.

               E. FRINGE BENEFITS. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other executives of the Company.

               F. VACATION. Employee shall be entitled to paid vacation time in accordance with the plans, policies, programs and practices as in effect with respect to other employees of the Company.

               G. PLAN AMENDMENTS. The Company reserves the right to modify, suspend or discontinue any and all of its employee plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated executives and does not single out Employee.

V.      TERMINATION.

               A. DEATH OR DISABILITY. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that a Disability of Employee has occurred (as Disability is defined below), it may give to Employee written notice in accordance with Section XX of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean the absence of Employee from his duties with the Company on a full-time basis (1) for a period of two consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably) or (2) for shorter periods aggregating 130 or more business days in any twelve (12) month period. "Incapacity" as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of Employee or substantially impairs the Employee's ability to perform services to the standard reasonably expected by the Company for Employee's office.

               B. CAUSE, ETC. The Company also may terminate such employment, at any time, whether before or after a Change in Control, for Employee's breach of the provisions of Sections VIII (Noncompetition), IX (Antisolicitation) or XII (Confidential Information) or as set forth in paragraph A above. Following a Change in Control, as defined in Section VI below, during the term of this Agreement remaining after such Change in Control, the parties agree that the Company may terminate Employee's employment only for Cause, as "Cause" is defined below. Prior to the occurrence of a Change in Control (and so long as such termination is not made in connection therewith) the Company may terminate Employee's employment, at any time, with or without Cause. For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Employee has: (1) repeatedly failed to perform in a material respect his obligations under the Agreement without proper reason and has not cured such failure in a reasonable time after receiving notice from the Company, (2) been convicted of a felony, or
(3) committed a material act of fraud or dishonesty which is materially injurious to the Company. Sections VII through XII will continue in effect in the event this Employee's employment is terminated for Cause.

         C. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

               1. DEATH OR DISABILITY. If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall not be subject to any further extension pursuant to Section II hereof.

               2. CAUSE, ETC. If Employee's employment is terminated by the Company pursuant to Section V-B, this Agreement shall terminate without further obligations to Employee other than for (a) payment of the sum of Employee's annual base salary through the date of termination and any accrued vacation pay to the extent not theretofore paid, which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment of any compensation previously earned and deferred by Employee (together with any accrued interest or earnings thereon), which shall be paid to Employee or his estate or beneficiary at the times provided in, and pursuant to terms of, the plan or agreement under which such compensation was deferred; and (c) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans. The payments described in clauses (a) and (b) shall hereinafter be referred to as the "Accrued Obligations." If it is subsequently determined that the Company did not have the right to terminate Employee under Section V-B, then the Company's decision to terminate shall be deemed to have been made under
               Section V-C-3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.

               3. OTHER. If the Company breaches this Agreement by terminating Employee's employment other than pursuant to Sections V-A or V-B, the Company (a) shall continue paying the Employee's base salary in effect immediately prior to Employee's termination of employment, less standard withholdings and other authorized deductions, for the next two years and payable in customary periodic amounts and (b) shall timely pay to Employee the Accrued Obligations. Employee shall have no duty to mitigate damages and none of the payments provided in this Section V-C-3 shall be reduced by any amounts earned or received by Employee from a third party at any time. Employee shall be bound by the provisions of Sections VII through XII of this Agreement only for so long as Employee continues to receive payments from the Company hereunder.

               4. EXCLUSIVE REMEDY. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

VI.     CHANGE IN CONTROL.

               A. Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined below) of the Company occurs during the term of this Agreement, and if within one year following such Change in Control either the Company terminates Employee's employment without Cause, or if employee terminates his employment for Good Reason (as defined below), the Company shall pay to Employee by cashier's check immediately upon Employee's termination of employment with the Company an amount equal to two times the sum of (1) the amount of the highest annual base salary paid to Employee during the three most recent calendar years ending prior to the year in which the Change in Control occurs and (2) the amount of the highest bonus (or bonuses) paid to Employee for any calendar year ending prior to the year in which the Change in Control occurs. This payment shall be in lieu of the payment otherwise payable under
Section V-C-3(a), but shall be in addition to the timely payment of the Accrued Obligations. In addition, the Company shall continue to provide all benefits under the welfare benefit plans as set forth in Section IV-C until the earlier of (1) Employee's reciept of benefits substantially similar in scope and nature from another employer or (2) two years after the most recent Renewal Date. Employee shall have no duty to mitigate damages and none of the payments provided in this Section VI-A shall be reduced by any amounts earned or received by Employee from a third party at any time. Notwithstanding anything to the contrary in this Section IV, if, in connection with a Change in Control transaction, Employee voluntarily enters a new written employment agreement with the Company or its successor, Employee may no longer rely upon the provisions of this Section VI.

               B. Notwithstanding anything in this Agreement to the contrary, any "parachute payments" to be made to or for Employee's benefit, whether pursuant to this

Agreement or otherwise, shall be modified to the extent necessary so that the requirements of one of the two subparagraphs below are satisfied:

               1. The aggregate "present value" of all "parachute payments" payable to Employee or for Employee's benefit, whether pursuant to this Agreement or otherwise, shall be less than three (3) times Employee's "base amount"; or

               2. Each "parachute payment" payable to Employee or for Employee's benefit, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the "reasonable compensation" allocable to such "parachute payment."

        C. For purposes of this Section VI:

               1. A "Change in Control" of the Company means any of the following:

               (1) Approval by the shareholders of the Company of the dissolution or liquidation of the Company;

               (2) Approval by the shareholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 40% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company);

               (3) Approval by the shareholders of the Company of the sale of substantially all of the Company's business and/or assets to a person or entity which is not a subsidiary or other affiliate; or

               (4) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than General Electric Capital Corporation and its affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or

               (5) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

               2. "Good Reason" shall mean, without obtaining Employee's prior written consent thereto, (a) an adverse and significant change in Employee's position, duties, responsibilities, or status with the Company, (b) a change in Employee's office location to a point more than 50 miles from Employee's office immediately prior to a Change in Control, (c) the taking of any action by the Company to eliminate benefit plans without providing substitutes which, in overall, provide a substantially similar aggregate value of benefits, to reduce benefits thereunder or to substantially diminish the aggregate value of incentive awards or other fringe benefits, (d) any reduction in Employee's base salary or (e) breach of this Agreement by the Company. "Good Reason" shall also mean and include, without limitation, any termination by the Employee of his employment with the Company at any time within one year following a Change in Control, whether with or without reason.

               3. The term "base amount" shall have the meaning ascribed to it under Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code");

               4. The term "parachute payment" shall have the meaning ascribed in Section 280G(b)(2)(A) of the Code, without regard to Section
280G(b)(2)(A)(ii) of the Code but with regard to Section 280G(b)(4)(A);

               5. "Present value" shall be determined in accordance with Section 280G(d)(4) of the Code;

               6. The term "reasonable compensation" shall have the meaning ascribed to it under Section 280G(b)(4)(B) of the Code (for personal services actually rendered before the date of the Change in Control of the Company); and

               7. The portion of the "base amount" and the amount of "reasonable compensation" allocable to any "parachute payment" shall be determined in accordance with Section 280G(b)(3) of the Code and Section 280G(b)(4)(B) of the Code, respectively.

               D. In the event the amount of any of "parachute payments" which would be payable to Employee or for Employee's benefit without regard to this Section must be modified to comply with this Section VI, Employee shall direct which "parachute payments" are to be a waived or modified; provided, however, that no change in timing of the payments shall be made without the consent of the Company.

               E. All determinations required by this Section VI, including without limitation the determination of whether any benefit or payment would constitute a parachute payment, the calculation of the value of any parachute and whether any benefit or payment constitutes reasonable compensation, shall be made by an independent accounting firm (other than the Company's outside auditing firm) having nationally recognized expertise in such matters selected by the Compensation Committee of the Board of Directors of the Company and acceptable to Employee. Any such determination by such accounting firm shall be binding on the Company and Employee.

               F. Payment of amounts pursuant to this Agreement shall not, unless directed by Employee, be delayed pending determination of the status of a payment as a "parachute payments" by the Internal Revenue Service, court or similar body of competent jurisdiction.

VII.    ARBITRATION.

               Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Orange County, California in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitration may be entered in any court in the State of California, or in any other court of competent jurisdiction. In the event either party institutes arbitration under this Agreement arising prior to a Change in Control of the Company, the party prevailing in any such litigation shall be entitled, in addition to all other relief, the reasonable attorneys' fees relating to such arbitration, and the nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc. In the case of any arbitration or subsequent judicial proceedings arising after a Change in Control of the Company, Employee shall be awarded his costs, including attorneys' fees.

VIII.   NONCOMPETITION.

               A. Employee agrees that, during the term of this Agreement, and for a period of one year thereafter, he will not, directly or indirectly, without the prior written consent of the Board of Directors of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in the business of producing metal fasteners (or related products) for the aerospace industry anywhere (including both in the United States and abroad). However, this Section VIII-A will not apply if Employee's only relationship to such business is by ownership of less than 4% of the outstanding voting securities of a publicly-traded company.

               B. It is expressly agreed that the Company will or would suffer irreparable injury if Employee were to compete with the business of the Company or any subsidiary of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from competing with the Company or any subsidiary of the Company in violation of this Agreement.

IX.     ANTISOLICITATION.

               Employee promises and agrees that during the term of this Agreement, and for a period of one year thereafter, he will not influence or attempt to influence customers of the Company or any of its present subsidiaries, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary of the Company.

X.      JOINING FORMER COMPANY EMPLOYEES.

               Employee promises and agrees that for one year following his termination of employment, other than pursuant to Section V-C or VI above or Disability above or expiration of this Agreement, he will not enter business or work with any person who was employed with the Company, and who earned annually $80,000 or more as a Company employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary of the Company.

XI.     SOLICITING EMPLOYEES.

               Employee promises and agrees that he will not, for a period of one year following termination of his employment or the expiration of this Agreement, directly or indirectly solicit any of the Company employees who earned annually $80,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary of the Company.

XII.    CONFIDENTIAL INFORMATION.

               A. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during his employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement). After termination of Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; PROVIDED, however, that the Employee will not be so bound if following a Change in Control employee is terminated without Cause or if employee terminates his employment for Good Reason.

               B. Employee agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Company material") used, prepared, or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

XIII.   SUCCESSORS.

               A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

               B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XIV.    WAIVER.

               No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XV.     MODIFICATION.

               This Agreement may not be amended or modified other than by a written agreement executed by the Employee and the Company.

XVI.    SAVINGS CLAUSE.

               If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVII.   COMPLETE AGREEMENT.

               This instrument constitutes and contains the entire agreement and understanding concerning Employee's employment and other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated agreement.

XVIII.  GOVERNING LAW.

               This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XIX.    CONSTRUCTION.

               The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XX.     COMMUNICATIONS.

               All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

     To Company:          Kaynar Technologies Inc.
                          500 North State College Boulevard
                          Suite 1000
                          Orange, California  92868
                          Attention:  Corporate Secretary

     With copy to:        O'Melveny & Myers LLP
                          400 South Hope Street
                          Los Angeles, California  90071
                          Attention:  C. James Levin, Esq.

     To Employee:


Either party may change the address at which notice shall be given by written notice given in the above manner. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

XXI.    EXECUTION.

               This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXII.   LEGAL COUNSEL.

               The Employee and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

XXIII.  SURVIVAL.

               The provisions of this Agreement shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





--------------------------          -----------------------
KAYNAR TECHNOLOGIES INC.

By
   -----------------------
Its